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ADDENDUM TO EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 7th day of March, 1997, by and between HARVEYS CASINO RESORTS, a Nevada corporation, hereinafter referred to as HARVEYS', and/or EMPLOYER', and THOMAS M. YTURBIDE, hereinafter referred to as EMPLOYEE', as follows:

WITNESSETH:

WHEREAS, EMPLOYER and EMPLOYEE did enter into that Employment Agreement date December 1,1995(the Employment Agreement'); and

WHEREAS, EMPLOYER and EMPLOYEE have agreed that following the execution hereof EMPLOYEE shall not seek nor allow his nomination to HARVEYS Board of Directors, and further will not seek to serve as Chairman of said Board of Directors; and

WHEREAS, the parties have agreed that EMPLOYEE shall continue to serve as an employee in a consultant capacity to the Chief Executive Officer of HARVEYS; and

WHEREAS, the parties hereto desire to amend the Employment Agreement so as to expressly provide for the EMPLOYEE to receive certain benefits and provide certain services; and

WHEREAS, the parties do mutually agree where not inconsistent herewith the remaining terms and conditions of the Employment Agreement remain in full force and effect for the balance of the term thereof.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do agree to amend the Employment Agreement as follows:

I.   NATURE OF EMPLOYMENT AND DUTIES OF EMPLOYEE

A. Section 2.01 is hereby deleted and the following inserted therein:

2.01 EMPLOYEE shall continue, for the term of this Agreement, to serve in a \ part-time consulting capacity of the Chief Executive Officer of EMPLOYER. EMPLOYEE and EMPLOYER agree that EMPLOYEE shall not be obligated to continue to serve as Chairman of the Board of Directors after the Annual Meeting of Shareholders in 1997. EMPLOYEE shall continue to do and perform all services, acts, or things necessary or advisable to consult with the Chief Executive Officer in the management and conduct of the business of EMPLOYER, subject always to the policies as set forth by the Board of Directors.

B. Section 2.02 is hereby deleted and the following inserted therein:

2.02 EMPLOYEE shall be available, on an as needed' basis, to furnish consulting services to the President and Chief Executive Officer of EMPLOYER, and shall have no further responsibilities or obligations to serve in any capacity as Chairman or Director for the Board of Directors of EMPLOYER following the Annual Meeting of Shareholders in 1997.

C.  Section 2.06 is hereby deleted and the following inserted therein:

2.06 The parties expressly agree that during the balance of the term of the Employment Agreement, EMPLOYEE shall not be obligated to allow his nomination to HARVEYS' Board of Directors and, will not seek reelection, nor will he serve as an active member thereof in any subcommittees thereof. EMPLOYEE further shall not seek nomination or reelection as Chairman of the Board of Directors of HARVEYS for the remaining term of the Employment Agreement. The parties hereto expressly agree that the Employment Agreement shall not terminate, but rather EMPLOYEE shall continue his consulting services as set forth in this Addendum and in Sections 2.01 and 2.02 of the Employment Agreement as modified hereby and EMPLOYEE shall continue to receive the compensation as provided for in Article VII and the other perquisites provided

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for in Articles VIII and IX of the Employment Agreement and as may be modified herein. It is further agreed that said compensation, benefits, and perquisites shall continue to include an annual salary to EMPLOYEE of Four Hundred Thousand Dollars ($400,000.00). Any and all stock options which shall continue to vest as set forth in Section 7.02 of the Employment Agreement which options shall continue to have a term of ten (10) years from the date of their granting and shall continue to survive EMPLOYEE's termination, retirement, death or disability. EMPLOYEE shall also be entitled to continue to receive a Class One category automobile from EMPLOYER during the remaining term of EMPLOYEE's Agreement, as well as participate in EMPLOYER's 401(k) Plan, complimentary Level I privileges, medical, vision and dental insurance benefits, working facilities and tax planning, long term incentive programs, as well as convertible term and group life insurance all as set forth in Articles VII, VIII and IX of the Employment Agreement.

II.  TERM OF EMPLOYMENT

A.  Section 3.02 is hereby deleted and the following inserted therein:

3.02 It is expressly agreed upon termination of this Agreement as provided for in Section 3.01 that EMPLOYEE will retire and his retirement date will be effective June 1, 1998. Notwithstanding the foregoing, EMPLOYEE shall be entitled to receive all compensation, benefits and perquisites that he would be entitled to at full retirement age (65) under EMPLOYER's compensation, benefits and perquisite packages and plans in which EMPLOYEE is a participant at the time of termination of the Employment Agreement. Specifically, EMPLOYEE shall be entitled to receive full retirement age
( sixty-five (65) years) benefits under EMPLOYER's Supplemental Executive Retirement Plan (S.E.R.P.) which shall include health insurance and life insurance. Notwithstanding the retirement provisions of the OMNIBUS Plan any stock options owned by EMPLOYEE will continue to have a term of ten (10) years from the date of their grant which shall survive any termination of employment, retirement, death or disability.

III. SUCCESSORS

A.  Section 10.03 is hereby deleted and the following inserted therein:

10.03 This Agreement, and any written addendum or written modification thereof, and all of the terms and conditions hereof shall bind EMPLOYER and its successors and assigns and shall bind the EMPLOYEE and his heirs, executors and administrators. No transfer or assignment of this Agreement, or any written addendum of modification thereto shall release EMPLOYER from any obligation to EMPLOYEE hereunder.

IV.  REPUBLICATION

Where not inconsistent herewith, the parties hereto republish the remaining terms and conditions of the Employment Agreement as if set forth herein verbatim.




 DATED this 7th day of March, 1997.

EMPLOYEE: Thomas M. Yturbide

EMPLOYER: Harveys Casino Resorts, a Nevada corporation
          Charles W. Scharer, Chief Executive Officer

APPROVED: William B. Ledbetter, Secretary and Vice Chairman
          Board of Directors.